Exhibit 3.2

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 4

Carson City, Nevada 89701-4520

(775) 684-5706

Website: www.nvsos.gov

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which the correction is being made:

Competitve Companies, Inc.

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation

3. Filing date of the original document for which correction is being made:   February 5, 2009

4. Description of the inaccuracy or defect:

The number of shares with par value 500,000,000 par value: $.001 should have been identified as shares of common stock.

5. Correction of the inaccuracy or defect:

3. AUTHORIZED SHARES. This corporation is authorized to issue two classes of shares. One class shall be designated as common stock, par value $0.001, and the total number of common shares which this corporation is authorized to issue is 500,000,000. The other class of shares shall be designated as preferred stock, par value $0.001, and the total number of preferred shares which this corporation is authorized to issue is 100,000,000 which may be divided into series and with preferences, limitations, and relative rights determined by the Board of Directors.

6. Signature:

X	Chief Executive Officer	March 18, 2013
Authorized Signature	Title *	Date

*If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.